UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)

July 9,2009 (July 2, 2009)

COVENTRY HEALTH CARE, INC.

(Exact name of registrant as specified in its charter).

Delaware	1-16477	52-2073000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6705 Rockledge Drive, Suite 900, Bethesda, Maryland 20817

(Address of principal executive offices) (Zip Code)

(301) 581-0600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre–commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre–commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Coventry Health Care, Inc. (the “Company”) made performance share unit awards (“PSUs”) to key employees including Shawn M. Guertin, James E. McGarry and Thomas C. Zielinski in the amounts of 120,000, 45,000, and 70,000, respectively, pursuant to the Company’s Amended and Restated 2004 Incentive Plan (the “Plan”).

The PSUs represent hypothetical shares of the Company’s common stock. The holders of PSUs have no rights as shareholders with respect to the shares of the Company’s common stock to which the awards relate. The first 25% of the PSU’s will vest based upon the Company’s achievement of certain earnings per share goals for the fiscal year ending December 31, 2009, less the cumulative earnings for the quarters ended March 31, 2009 and June 30, 2009. The remaining 75% of the PSU’s will vest based upon the Company’s achievement of performance goals determined by the Compensation Committee of the Board of Directors for the fiscal year ending December 31, 2010. All PSUs that vest will be paid out in cash based upon the price of the Company’s common stock.

If the holder of PSUs terminates service as an employee of the Company for any reason, all PSUs not yet vested will be forfeited, unless such termination is the result of death or Disability (as defined in the Plan), in which case all the unvested PSUs will immediately vest. In the event of a Change in Control (as defined in the Plan) of the Company, all unvested PSUs will vest as of the date the Change in Control is deemed to have occurred.

As a condition to the awards, key employees were required to sign a Restrictive Covenants Agreement with the Company which included a one-year non-compete, among other provisions. The form of Restrictive Covenants Agreement was previously filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on October 2, 2008, and is incorporated by reference herein.

A copy of the PSU award agreement will be filed as an exhibit to the Company’s next quarterly report on Form 10-Q.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COVENTRY HEALTH CARE, INC.
By:	/s/ Shawn M. Guertin
Name:	Shawn M. Guertin
Title:	Executive Vice President, Chief Financial Officer and Treasurer
Dated:	July 9, 2009